Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2020)

Subsidiary Name	Jurisdiction of Incorporation
ADT CAPS Co., Ltd.	Korea
Atlas Investment	Cayman Islands
Broadband Nowon Co., Ltd.	Korea
CAPSTEC Co., Ltd.	Korea
Dongguan iriver Electronics Co., Ltd.	China
DREAMUS COMPANY	Korea
Eleven Street Co., Ltd.	Korea
FSK L&S Co., Ltd.	Korea
FSK L&S VIETNAM COMPANY LIMITED	Vietnam
FSK L&S(Hungary) Co., Ltd.	Hungary
FSK L&S(Shanghai) Co., Ltd.	China
Happy Hanool Co., Ltd.	Korea
Home & Service Co., Ltd.	Korea
Id Quantique LLC	Korea
id Quantique SA	Switzerland
Incross Co., Ltd.	Korea
Infra Communications Co., Ltd.	Korea
iriver China Co., Ltd.	China
iriver Enterprise Ltd.	Hong Kong
K-net Culture and Contents Venture Fund	Korea
LIFE DESIGN COMPANY Inc.	Japan
Mindknock Co., Ltd.	Korea
One Store Co., Ltd.	Korea
Pan Asia Semiconductor Materials LLC	Korea
PS&Marketing Corporation	Korea
Quantum Innovation Fund I	Korea
SERVICE ACE Co., Ltd.	Korea
SERVICE TOP Co., Ltd.	Korea
SK Broadband Co., Ltd.	Korea
SK Communications Co., Ltd.	Korea
SK Global Healthcare Business Group, Ltd.	Hong Kong
SK Infosec Co., Ltd.	Korea
SK m&service Co., Ltd.	Korea
SK O&S Co., Ltd.	Korea
SK Planet Co., Ltd.	Korea
SK Planet Global Holdings Pte. Ltd.	Singapore
SK Planet Japan, K. K.	Japan
SK stoa Co., Ltd.	Korea
SK Telecom China Fund I L.P.	Cayman Islands
SK Telecom China Holdings Co., Ltd.	China
SK Telecom Innovation Fund, L.P.	USA
SK Telecom Japan Inc.	Japan
SK Telecom TMT Investment Corp.	USA
SK Telink Co., Ltd.	Korea
SKinfosec Information Technology(Wuxi) Co. Ltd.	China
SKP America LLC.	USA
SKT Americas, Inc.	USA
T map Mobility Co., Ltd.	Korea
YTK Investment Ltd.	Cayman Islands